Exhibit 99.1

November 2, 2020

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your quarterly dividend of $0.11 per common share. Our stock closed at $12.52 on September 30, 2020. Our third quarter 2020 earnings were released on October 23, 2020 and the earnings are posted to our corporate website at CIVB.com.

Despite continued challenges created by the pandemic, we are extremely pleased with our third quarter earnings. We reported net income of approximately $7.68 million, which included $2.25 million of provision expense to our loan loss allowance for the quarter. Year-to-date, we have recorded over $7.86 million of provision expense, which represents a 53% increase over our fiscal year-end 2019 balance. Credit delinquencies and charge-offs remain low, but given higher unemployment in the communities we serve, the loss of income for some of our business clients and the disruption of supply chains, we felt it was prudent to build our loan loss reserve.

I previously mentioned in my August 2020 dividend letter that we continue to keep a close eye on the bank’s capital and liquidity, and at this time I believe we are in a strong position. We have run several stress test scenarios that showed favorable results indicating that the bank can maintain adequate capital and liquidity levels even in a severe stress environment.

As the pandemic persists, we continue to work closely with many of our customers who have been impacted by COVID-19. We are encouraged that many COVID–impacted customers who took advantage of our consumer, mortgage and commercial loan deferral programs have resumed payments. We recognize that these are challenging times and invite anyone needing assistance to reach out to your banking officer or local branch for assistance.

We have also started to take SBA Paycheck Protection Program (PPP) forgiveness applications on a select basis. Invitations to access the bank’s automated online portal are being sent to customers over an eight week period, beginning on September 28, 2020. We originated over 2,300 PPP loans in our communities and we believe this gradual invitation process will allow us to provide a better experience for each borrower. Borrowers are encouraged to visit the Civista Bank website for general information regarding the process and PPP forgiveness.

The COVID-19 situation remains very fluid. Approximately half of our employees continue to work from home and all of our branches are operating under restricted hours for walk-in lobby services (drive-thru services are available during normal business hours) so that proper cleaning protocol can take place. The safety and well-being of our employees and customers remains our top priority.

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Despite all of these circumstances, we continue to perform at a very high level. In late September I was notified by the investment banking firm, Piper Sandler, that Civista Bank was selected as one of their “Bank and Thrift Small-Cap All-Stars”. To earn this status, banks had to have a market cap below $2.5 billion and clear multiple hurdles by outperforming the industry medium in areas of growth, profitability, credit quality, and capital. Of the 373 major exchange traded banks eligible in this category, Civista was one of just 35 banks that met this criteria. This is a significant achievement in this very difficult environment and I congratulate all Civista employees for helping to achieve this recognition.

At Civista, we value relationships and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information    Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.